UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

OCEAN POWER TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

PARAGON TECHNOLOGIES, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Paragon Calls on Ocean Power to Cease Any and All Future Equity Raises That Dilute Existing Stockholders to Fund OPT’s Losses and Executive Compensation.

Paragon Commits Up to $3 Million in Non-Dilutive Preferred Equity of OPT to Save the Company from Insolvency and Future Shareholder Losses.

EASTON, PA – April 22, 2024

Paragon Technologies, Inc. (“Paragon”), a diversified holding company and the largest shareholder of Ocean Power Technologies, Inc. (NYSE American: OPTT), (“Company” or “OPT”), calls on OPT to immediately cease any future dilutive equity issuance and instead engage with Paragon to save OPT shareholders from a total loss and the company from permanent financial ruin.

“Since OPT concluded what we believe may have been an invalid annual meeting on February 28, OPT’s share price has nosedived, down nearly 40%” notes Sham Gad, Chairman of Paragon. “The market has lost any faith in CEO Philip Stratmann’s strategy because it simply is not working at all.”

Continues Gad, “Over the past few weeks OPT has issued several press releases announcing various partnerships and the market response has been the same – a significant drop in the share price. Shareholders and other investors have lost all faith in the competency of OPT’s executives and directors to deliver shareholder value.”

On April 12, Paragon issued a public release announcing that they filed a complaint in the Chancery Court in Delaware alleging that OPT failed to achieve a quorum and therefore a valid annual meeting was not held. Two business days later, April 16th, over 9 million shares of OPTT traded as the stock declined 10 percent. We believe the excessive volume was due to OPT rushing to raise capital either because the Company is facing a liquidity crunch or raising cash from shareholders to fund its potential defense of Paragon’s annual meeting allegations. Since that time, OPT’s share price has continued to experience precipitous declines.

Today, Paragon Technologies is announcing its willingness to invest up to $3 million in non-dilutive preferred equity in OPT to save the Company from likely insolvency and put the company on a path to finally delivering value for shareholders.

“From day one Paragon has been fully committed to doing what is best for OPT shareholders and we are demonstrating that now by our willingness to put more money into the Company,” states Gad. “Our investment will require our direct involvement in the oversight of OPT, but that is a given considering the value destruction that has occurred in recent years. Instead of diluting shareholders and paying a fee of 3 percent to do so, we are prepared to put real money into OPT and do so quickly.”

By choosing to issue dilutive equity at punishing prices and paying an unnecessary fee to bankers instead of working with Paragon as source of capital, OPT’s Board is telling shareholders that it prefers to raise money in the market that serves to destroy value for existing shareholders while the Board and CEO continue to collect extraordinary compensation relative to OPT’s size and performance.

We urge the OPT Board to begin immediate discussions with Paragon. We encourage all OPT directors and officers to carefully consider their risks related to continuing with corporate actions that result in significant market declines and destruction of shareholder value rather than pursuing better alternatives being presented to them by Paragon.

Please email us with any questions at ir@pgntgroup.com.